Exhibit 99.1

[Graphic Omitted]
           MARITRANS
           Two Harbour Place
           302 Knights Run Avenue
           Tampa, FL 33602
           813-209-0600
           800-922-4596

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055                           NEWS
                                                           RELEASE
                                                           FOR IMMEDIATE RELEASE



                    MARITRANS REPORTS FIRST QUARTER EARNINGS
                         AND DECLARES QUARTERLY DIVIDEND

         TAMPA, FL - (April 29, 2003) - Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced its first quarter financial results, declared its quarterly dividend and announced its quarterly investor teleconference.

         Net income for the quarter ended March 31, 2003 was $3.2 million, or $0.37 diluted earnings per share, on revenues of $35.9 million. This compares with net income of $3.0 million, or $0.32 diluted earnings per share, on revenues of $31.3 million for the quarter ended March 31, 2002. On a Time Charter Equivalent (TCE) basis, a commonly used industry measure where direct voyage costs are deducted from revenue, TCE revenue increased 7 percent to $28.8 million for the quarter ended March 31, 2003, from $26.9 million in the comparable quarter in 2002. TCE revenue is a non-GAAP financial measure, and a reconciliation of TCE revenue to revenue calculated in accordance with GAAP is contained in the attached financial highlights.

         Maritrans also declared a quarterly dividend of $0.11 per share, payable on June 4, 2003, to shareholders of record on May 21, 2003. During the first quarter, the Company purchased 28,742 shares under its authorized share buyback program. Maritrans experienced high utilization in the first quarter of 2003. Customer demand for marine transportation in the Philadelphia refining area was particularly strong, which raised the volumes delivered in the period. Although the Venezuelan oil strike, refinery maintenance in the Gulf of Mexico region and imports from Europe held spot rates down in the first quarter, cold weather in the eastern United States and low distillate inventories continued to create demand for services throughout the Jones Act fleet. Changed requirements for octane enhancers in California have also increased demand for the transportation of additives and refined products from the Gulf of Mexico to the west coast. No vessels were out of service for rebuilding in the period, while the Maritrans 252 and her married tug were out of service for all of January 2002 completing their rebuild projects. The cost of fuel was significantly higher in the first quarter of 2003 compared to the first quarter of 2002, as a result of fuel price increases.


MANAGEMENT'S COMMENTS

         Stephen A. Van Dyck, Chairman of Maritrans, commented, "We continue to look forward with optimism to the next several years. I am pleased with our


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Maritrans Reports First Quarter Earnings and Declares Quarterly Dividend
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April 29, 2003

first quarter results, and am confident that our team will continue to deliver for our customers and shareholders. When the barge Ocean States begins her double-hull rebuild this year, our program will pass its half-way mark for transforming our single-hull barges. We are also looking hard at our plans for the two single-hulled diesel tankers in our fleet, as we currently believe that we have an engineering solution for their conversion to OPA compliant double-hulled tankers in conjunction with their 2005 and 2006 OPA retirement dates."

         Philip J. Doherty, Chief Executive Officer of Maritrans, commented, "While we worked hard to deliver strong results in the first quarter, we will continue to keep our efforts focused as we move into our season of heavier maintenance and the related out-of-service time that this work entails."


CONFERENCE CALL INFORMATION

         Maritrans management will host a conference call on Wednesday, April 30, 2003, at 2; 30 p.m. eastern time to discuss the Company's first quarter results. To access this call, please dial 1-800-547-9328. A replay of the call may be accessed by dialing 1-800-633-8284 and will be available from 4:30 pm eastern time on Wednesday, April 30, 2003, to 5:00 pm eastern time on Monday, May 5, 2003 and providing the reservation number 21140549. The conference call will also be webcast live on Maritrans' website, www.maritrans.com, and will be available on the website through Wednesday, May 7, 2003.

ABOUT MARITRANS

         Maritrans Inc. is a U.S. based company with a 75-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans owns and operates one of the largest fleets serving the U.S. coastwise trade. The Maritrans fleet currently consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.6 million barrels. Nearly 60 percent of its capacity is double-hulled. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area that supports the Company's Northeast crude oil lightering operations. The common stock of Maritrans Inc. is listed on the New York Stock Exchange under the symbol "TUG."

SAFE HARBOR STATEMENT

         The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from that expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), demand for petroleum products, future spot market rates, changes in interest rates, the effect of war or terrorists activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general.



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Maritrans Reports First Quarter Earnings and Declares Quarterly Dividend
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April 29, 2003


              UNAUDITED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
                    (In Thousands, Except Per Share Amounts)

                                                        Three Months Ended
                                                             March 31,
                                                        2003            2002
                                                      --------        --------

Voyage Revenue                                        $ 35,929        $ 31,323
Voyage Costs                                             7,085           4,381
Time Charter Equivalent                                 28,844          26,942

Operating Expense                                       11,795          11,251
Maintenance                                              4,330           3,824
G & A                                                    2,165           1,935
Depreciation                                             5,111           4,621
Operating Income                                         5,443           5,311

Other Income                                               211             226
Interest Expense                                           608             806
Income Tax Provision                                     1,867           1,774

Net Income                                            $  3,179        $  2,957
Diluted Earnings Per Share                            $   0.37        $   0.32
Diluted Shares Outstanding                               8,516           9,184
Capital Expenditures                                  $  3,841        $  4,634

Utilization of Calendar days                              89.5%           82.8%



                CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
                                  ($Thousands)

                                                         March 31, 2003   December 31, 2002
                                                         --------------   -----------------

Cash and cash equivalents                                 $    2,392        $       239
Other current assets                                          26,189             26,577
Net vessels and equipment                                    175,591            176,861
Other assets                                                   7,567              7,880
Total assets                                              $  211,739        $   211,557

Total current liabilities                                 $   22,863        $    18,999
Long-term debt                                                56,000             63,000
Deferred shipyard costs and other                             11,970             10,739
Deferred income taxes                                         49,432             49,432
Stockholders' equity                                          71,474             69,387
Total liabilities and stockholders' equity                $  211,739        $   211,557


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